OCT 2013
Disclaimer Marcato Capital Management LLC ("Marcato") is an SEC-registered investment adviser based in San Francisco, California. Marcato provides investment advisory services to its proprietary private investment funds (each a "Marcato Fund" collectively, the "Marcato Funds"). This disclaimer is issued in connection with the presentation made by Marcato at the Excellence In Investing: San Francisco conference held on October 23, 2013 (the "Presentation"). The Presentation is for informational purposes only and it does not have regard to the specific investment objective, financial situation, suitability or particular need of any specific person who may receive the Presentation, and should not be taken as advice on the merits of any investment decision. The views expressed in the Presentation represent the opinions of Marcato, and are based on publicly available information and Marcato analyses. Certain financial information and data used in the Presentation have been derived or obtained from filings made with the Securities and Exchange Commission ("SEC") by the issuer or other companies that Marcato considers comparable. Marcato has not sought or obtained consent from any third party to use any statements or information indicated in the Presentation as having been obtained or derived from a third party. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed. Information contained in the Presentation is believed to be accurate and derived from sources which Marcato believes to be reliable; however, Marcato disclaims any and all liability as to the completeness or accuracy of the information and for any omissions of material facts. Marcato undertakes no obligation to correct, update or revise the Presentation or to otherwise provide any additional materials. The Presentation may contain forward-looking statements which reflect Marcato's views with respect to, among other things, future events and financial performance. Forward-looking statements are subject to various risks and uncertainties and assumptions. If one or more of the risks or uncertainties materialize, or if Marcato's underlying assumptions prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward-looking statements should not be regarded as a representation by Marcato that the future plans, estimates or expectations contemplated will ever be achieved. The securities or investment ideas listed are not presented in order to suggest or show profitability of any or all transactions. There should be no assumption that any specific portfolio securities identified and described in the Presentation were or will be profitable. Under no circumstances is the Presentation to be used or considered as an offer to sell or a solicitation of an offer to buy any security, nor does the Presentation constitute either an offer to sell or a solicitation of an offer to buy any interest in the Marcato Funds. Any such offer would only be made at the time a qualified offeree receives the Confidential Explanatory Memorandum of a Marcato Fund. Any investment in the Marcato Funds is speculative and involves substantial risk, including the risk of losing all or substantially all of such investment. Marcato may change its views or its investment positions described in the Presentation at any time as it deems appropriate. Marcato may buy or sell or otherwise change the form or substance of any of its investments in any manner permitted by law and expressly disclaims any obligation to notify the market, a recipient of the Presentation or any other party of any such changes. < 1 >

Table of Contents

Table of Contents

I. Guiding Principles

II. Introduction to Sotheby's

III. Opportunities for Value Creation

IV. Maximizing Shareholder Value

MARCATO
CAPITAL MANAGEMENT

<2>
I. Guiding Principles < 3 >
Guiding Principles Management should invest the Company's capital in the highest return opportunitiesMinimum return hurdle should be at least the Company's cost of capitalIf the Company's investable resources exceed the amount of its attractive investment opportunities, the Company should return that capital to shareholdersLowering the cost of capital used to fund attractive business activities will increase the value of the enterprise < 4 >

Application of Guiding Principles to Sotheby's

1) Unlock Value of Owned Real Estate

   – Sotheby's should monetize its real estate through a sale or sale / leaseback transaction

2) Prudently Capitalize Financing Segment

   – Sotheby's should finance this segment with less expensive capital, rather than with equity

3) Eliminate the Value Diminishing Dealer Segment

   – Close or sell the Dealer segment

MARCATO
CAPITAL MANAGEMENT
<5>
Significant Opportunity to Unlock Shareholder Value $1.3 billion in trapped equity value (~38% of market cap or ~$19/share)Owned real estate = $875 millionReceivables portfolio = $441 millionDealer inventory = $61 millionOptimized capital structure = $550 millionLess mortgages, taxes, etc. =($613 million)A $1.3 billion accelerated share repurchase would drive significant long-term valueEstimated $68 per share value is a 56% premium above July 30th close < 6 >
Sotheby's Trapped Assets Are Material < 7 > ~38% of BID's market cap Non-Core Net Asset Value Build ($Ms)
II. Introduction to Sotheby's < 8 >

Sotheby's (NYSE: BID)

Sotheby's

Ticker: "BID"

Stock Price: $51.15 [1]

- Sotheby's is one of two major global art auction houses
  - Acts as an agent by selling art through auctions or private sales
  - Also provides art-related financial services and operates an art dealer
  - Founded in 1744, Sotheby's is the oldest company listed on the NYSE

- **Capitalization:**
  - Equity Value: $3.5B
  - Enterprise Value: $3.3B

- **Operating Statistics [2]:**
  - 2013E Revenue: $779M
  - 2013E EBITDA: $231M
  - 2013E EBIT: $212M

- **Valuation Multiples:**
  - TEV / EBITDA: 14.3x
  - TEV / EBIT: 15.6x

MARCATO
CAPITAL MANAGEMENT

Source: Company filings, Bloomberg and CapitalIQ.
(1) Closing stock price as of October 16 2013. All figures in this presentation reference this stock price.
(2) Consensus estimates.

<9>
Source: Bloomberg. * According to 13-D filings < 10 > Why not? May 31, 2013: Marcato initiates position* Jul 30, 2013: Marcato files 13D reporting 6.6% ownership position Aug 26, 2013: Third Point files 13D reporting 5.7% ownership position BID shares underperformed the S&P by 31% prior to Marcato involvement Undisturbed Prices Through May 2013 3 Years Prior to Activist Involvement (31%) Oct 2, 2013: Third Point files amended 13D reporting 9.3% stake Prior to Activist Involvement, BID Shares Have Not Performed Despite a Strong Art Market
Contemporary, Private Sales, China & Middle East Expansion, Digital, Licensing Opportunities Abound < 11 > Income Statement Balance Sheet Revenue Expenses Efficiency, Allocation Assets Liabilities Allocating capital to the highest return opportunities Funding business activities with the lowest cost of capital
Opportunities Abound < 12 > Income Statement Balance Sheet Revenue Expenses Assets Liabilities Allocating capital to the highest return opportunities Funding business activities with the lowest cost of capital Our presentation today will focus here Contemporary, Private Sales, China & Middle East Expansion, Digital, Licensing Efficiency, Allocation
III. Opportunities For Value Creation < 13 >
(1) Owned Real Estate < 14 > ~38% of BID's market cap Non-Core Net Asset Value Build Owned Real Estate ($Ms)
* Note: Estimates based on maps from U.K. Land Registry Owned Real Estate < 15 > New York - 1334 York Avenue 439.6K sq ft 95.5K sq ft owned in London, of which we estimate 48K is New Bond St building* London - New Bond Street
Source: Colliers, Q2 2013. We Estimate the Value of the NYC Office to be ~$500M < 16 > Manhattan Office Precedent Transactions: Price & Rent per SF Feb 2009 - Sotheby's purchases NYC office from RFR for $370M Feb 2003 - RFR purchases 1334 York Ave for $175M Feb 2007 - RFR's ask for 1334 York Ave was $500M
Source: CBRE, Q2 2013. New Bond Street is London's Premier Shopping District < 17 > Central London - Comparison of Retail Space Rent
Source: CBRE, Q2 2013 Now is an Attractive Time to Monetize London Real Estate < 18 >
Source: CB Richard Ellis Cap rates for precedent transactions are in the 1.5%-3.0% rangeGround floor space on New Bond Street typically occupied by high-end luxury retailers Precedent Transactions Done at High Valuations < 19 > Sotheby's 34-35 New Bond Street Coach & Smythson 39-42 New Bond Street Sold in Q4 2011 for $154M and 2.95% cap rate Hublot 31 New Bond Street Sold in Q4 2011 for $18M at 2.63% cap rate Louis Vuitton 17-20 New Bond Street Sold in Q4 2011 for $307M at 2.63% cap rate New Bond Street South of Conduit Street Other Nearby Comps 141-142 New Bond Street rumored to be on market in Q3 2013 for $130M at 2.5% cap rate178 New Bond Street sold in Q2 2013 for $51M at 2.14% cap rate9 Old Bond Street sold in Q2 2013 for $30M at 1.42% cap rate Conduit Street New Bond Street North of Conduit Street Conduit Street
Illustrative Valuation of New Bond Street Building < 20 > Source: Market data per CBRE, public press releases ~Avg. West End office rent as per CBRE Harry Winston sold ~£7,000 per SF in June 2013
Illustrative Value of Other Owned London Real Estate < 21 > Source: Market data per CBRE, public press releases Sotheby's also has an additional ~47K of owned real estate in London. While we are uncertain of the exact nature or location of this space, we believe it is close to the New Bond Street building (the 2004 10-K notes the "New Bond Street premises are approximately 200,000 square feet")
(2) Financing Segment < 22 > ~38% of BID's market cap Non-Core Net Asset Value Build Financing Segment ($Ms)

What are the Notes Receivable?

- Sotheby's loans money to consignors to create stronger relationships and improve future auction volume
  - These loans are typically secured by the art at <50% LTV with variable rates (currently ~5%)
- Sotheby's typically provides two types of secured loans:
  - (1) "consignor advances" which are loans to borrowers who are contractually committed, typically within a year, to sell the property at auction
  - (2) "term loans" made for general purposes secured by property but not presently intended for sale

MARCATO CAPITAL MANAGEMENT

Source: Company filings.

<23>
Source: Company investor presentation. These Loans Have Experienced Extremely Low Loss Rates < 24 > Loan Risks and Historical Loan Losses Extremely low loss rate
Source: Company filings. Sotheby's Has Experienced Incongruous Growth in Loan Balance < 25 > Sotheby's now has 2.5x more loans compared to 2007, even though aggregate auction sales are 17% lower 2.5x higher 17% lower Notes Receivable

Sotheby's Does Not Generate an Attractive Yield on its Loans

- Sotheby's Financial segment is currently unlevered → 100% equity financed
- The segment generates ~$22M run-rate EBIT on $441M notes receivable balance (a pre-tax yield of ~5.0% or ~3.4% post-tax)

Interest Income								
($ in millions)	2006	2007	2008	2009	2010	2011	2012	H1 2013
Revenues	$17.0	$19.1	$17.5	$12.7	$17.2	$16.3	$25.5	$15.1
Implied SG&A	(15.3)	(14.7)	(12.4)	(5.3)	(2.3)	(4.0)	(6.8)	(4.2)
EBITDA	**$1.7**	**$4.4**	**$5.1**	**$7.4**	**$14.9**	**$12.2**	**$18.7**	**$10.9**
Depreciation & Amortization	(0.1)	(0.2)	(0.2)	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
EBIT / Segment pretax	**$1.6**	**$4.2**	**$4.9**	**$7.2**	**$14.8**	**$12.1**	**$18.6**	**$10.9**

~$22M run-rate and ~3.4% post-tax yield

MARCATO
CAPITAL MANAGEMENT

Source: Company filings

<26>

What is Sotheby's Cost of Capital?

Illustrative WACC

Total Capitalization:

	$	% of Total
Market Value of Equity	$3,498	*87.1%*
Face Value of Debt	$519	*12.9%*
Total Capitalization	**$4,017**	

	10Y T	+ Beta [1]	* Risk Prem. [2]	= Cost of Equity
Cost of Equity	2.6%	1.8	5.4%	12.3%

	YTW	* (1 - Tax Rate)	= Cost of Debt
Cost of Debt	6.2%	72.0%	4.5%
	Tax Rate	*28.0%*	

We estimate that Sotheby's WACC is ~11% vs. ~3.4% post-tax yield from its financing business

WACC:

	Weighting	Cost	Weight Avg.
Equity	87.1%	12.3%	10.8%
Debt	12.9%	4.5%	0.6%
Total			**11.3%**

MARCATO
CAPITAL MANAGEMENT

Source: Bloomberg, Goldman Sachs research and Company filings.
(1) 2 year adjusted beta from Bloomberg.
(2) Goldman Sachs investment research "US Weekly Kickstart" August 2, 2013.

<27>
Source: Company investor presentation. Sotheby's Notes Receivable are Attractive vs. Other Yield Instruments < 28 > Sotheby's - Notes Receivable Bloomberg Investment Grade US Corporate Bond Index (BUSC) Bloomberg USD High Yield Corporate Bond Index (BUHY) Marriott Vacations - Timeshare Receivables Receivable Balance $441M $988M as of Q2 2013 Duration 6-18 months 10.03 years 5.21 years 10 years, but no prepayment penalties so typically shorter Yield 4.7% 3.21% 6.25% 13% Spread to Benchmark 4.6% over 1yr Treasury of 0.11% 0.50% over 10yr Treasury of 2.71% 4.76% over 5yr Treasury of 1.49% 10.29% over 10yr Treasury of 2.71% Credit Quality 0.4% loan losses between 1991-2011* 4.5% default rate in 2012 Spread after estimated loan losses 4.2% over 1yr Treasury 5.79% over 10yr Treasury Financing None 2yr warehouse facility arranged by Credit Suisse Non-recourse ~80% advance rate at LIBOR+150
< 29 > Source: Public documents. Financial Institutions Have Bought Receivables From Captive Finance Subsidiaries At ~1x Book Value

Case Study: Marriott Vacations Collects Timeshare Receivables on Its Warehouse Facility, Then Sells Securitizations to the Open Market

Excerpt from Marriott Vacations Investor Presentation



How it Works
MARRIOTT VACATIONS WORLDWIDE
Sale to customer
MVW funds purchase, drawing on warehouse when necessary
Loans accumulate in the warehouse facility
Loans are packaged and sold into an ABS facility
Financing risk transferred to third party
MVW collects interest spread
89

Warehouse Facility

- Arranged by Credit Suisse
- $250M capacity
- 1mo LIBOR + 150
- Non-recourse
- 2 years (renewed Sept 2012 until Sept 2014)
- Advance rates vary (ranging from 50-96%); first draw in Oct 2011 was 81% advance rate

Recent Securitizations

- 2010: Financed $229M of notes at 95% advance rate at 3.6% interest rate
- 2012: Financed $250M of notes at 95% advance rate at 2.6% interest rate

Source: Marriott Vacations World wide investor presentation.

MARCATO CAPITAL MANAGEMENT
<30>

Company's Current Undrawn Revolver with GE Capital Already Allows for 85% Advance Rate on Eligible Art Loans at L+200-250 "Domestic Borrowing Base" means, as of any date of determination, an amount equal to (a) 85% of the Available Domestic Art Loan Balance as of such date plus (b) the Domestic Eligible Art Inventory Component as of such date plus (c) the Domestic CNTA Component as of such date minus (d) Reserves established by Agent at such time. Definition of Domestic Borrowing Base in Revolver < 31 > Lenders are already willing to lend against this loan portfolio "The activities of the Finance segment, which are conducted through Sotheby's wholly-owned subsidiaries, have in recent years been funded through the operating cash flows of the Auction segment. Sotheby's may supplement the funding of the Finance segment with revolving credit facility borrowings, but has not borrowed under its revolving credit facility during the last four years." - 2012 10-K, pg. 7
< 32 > Receivable-Level Debt Does NOT Inhibit Financial Flexibility Can be structured as non-recourse to parent company ? little to no impact on the core auction businessMore than enough margin of safety given extremely low loss rates of 0.3%, proven over 20+ years of data"Matching" assets and liabilities ? credit facility allows for immediate draws and repaymentThe associated interest expense should be thought of as an operating expense rather than incremental leverage on the core auction business
(3) Dealer Segment < 33 > Non-Core Net Asset Value Build Dealer Segment ~38% of BID's market cap ($Ms)
Sotheby's paid $82.5M to acquire Noortman Master Paintings in June 2006 (1.95M shares at $29.01 and $26M of assumed debt) Source: Company filings. Dealer Segment is a Drag on Earnings < 34 > Dealer Segment Financials ~$83M acquisition resulted in ($61)M in losses and counting
Source: Company filings. Dealer segment also ties up a large amount of capital while generating negative earnings Dealer Segment Depresses Shareholder Returns < 35 > Dealer Inventory Balance Dealer segment should be shut down and inventory sold
IV. Maximizing Shareholder Value < 36 >
< 37 > We Estimate Sotheby's Could Free Up ~$1.3B of Capital (~$19 per share or ~38% of the Market Cap) Note: We assume receivables financed with non-recourse debt. Associated interest expense treated as an operating expense and associated debt not included in TEV. Conservatively assumes no tax-efficient way of monetizing assets
Source: Company filings, Bloomberg.10 year annualized total return for the S&P 500.Upside to Marcato's illustrative price target.Assuming a 5% cap rate on the Company's NYC Office, 3.5% cap rate on its New Bond St. building, 4% cap rate on its Other London Properties , 85% of the Company's current receivables , 100% of dealer income and mortgage expenses. Sotheby's has a significant amount of excess capital that it should invest into the highest return opportunities the Company has availableReinvesting a portion into growth capex is a viable option, provided that these investments produce a return in excess of the Company's cost of capitalIf the Company does not have such reinvestment opportunities, it must return the capital to shareholders Maximizing Shareholder Capital Return < 38 > Capital Allocation Options (2)
Source: Company filings and CapitalIQ. Note: We assume receivables financed with non-recourse debt. Associated interest expense treated as an operating expense and associated debt not included in TEV.Mortgage debt as per 6/30/13 balance sheet. We believe Sotheby's repurchasing its shares would lead to significant long-term value accretion for shareholders Illustrative Impact of a $1.3B Share Repurchase < 39 > An Accelerated Share Repurchase would be an efficient way to accomplish this and could be completed in ~1 year 56% premium to $43.71 when Marcato filed initial 13-D on July 30th (1)
Contemporary, Private Sales, China & Middle East Expansion, Digital, Licensing Significant Upside Remains from Operational Improvements < 40 > Income Statement Balance Sheet Revenue Expenses Efficiency, Allocation Assets Liabilities Allocating capital to the highest return opportunities Funding business activities with the lowest cost of capital
Sotheby's trapped equity value of $1.3 billion is significant ~38% of market cap or ~$19/shareReinvestment opportunities do not produce a return in excess of the Company's cost of capital ? therefore, this capital should be returned to shareholdersA $1.3 billion accelerated share repurchase would drive significant long-term valueEstimated $68 per share value is a 56% premium above July 30th close Significant Opportunity to Unlock Shareholder Value < 41 >